PRICING SUPPLEMENT DATED JUNE 25, 1999                 Rule 424(b) (2)
                                                       File No. 333-65105

                                SCANA CORPORATION
                                Medium-Term Notes
               Due from Nine Months to 30 Years From Date of Issue

Principal Amount:       $150,000,000    Original Issue Date:     June 29, 1999
                   ------------------                            -------------

Issue Price:                100%        Maturity Date:           July 15, 2000
              ------------------                                 -------------

Net Proceeds to Company:    100%           x    Book Entry Note
                          ----------    --------

                                                Certificated Note

         Agent.  Agent's Commission:                    %

    x   Principal.                                      %

Redemption by Company (check one):

      No.      The Notes are not subject to redemption.

  x   Yes.     The Notes are subject to redemption as described below under
               "Optional Redemption by the Company".
               Initial Redemption Date:  August 15, 1999

Optional Repayment at Option of Holder (if applicable, check one):

  x    No.      The Notes are not subject to repayment.

       Yes.     The Holder may elect repayment as follows:

                Optional Repayment Date(s):

                Optional Repayment Price(s):

                Provisions:

Interest (check one):

                 Fixed Rate Note.   If this box is checked, the interest
                 rate on the Notes shall be__ _____ % per annum.

            x Floating Rate Note. The Initial Interest Rate on the Notes shall be 5.5175%. The Rate of Interest on the Notes shall be calculated as set forth in the Prospectus dated October 29, 1998 and as further described below under "Rate of Interest," using the following terms, as applicable:
                Base Rate:                    Libor
                Index Maturity:               1 Month
                Spread:                       +.35%
                Designated Libor Page:        Libor Telerate, page 3750
                Interest Payment Period:      Monthly
                Interest Payment Dates:       15th day of each month, commencing
                                              July 15, 1999 provided that if
                                              such day is not a Business  Day
                                              (as defined in the  Prospectus)
                                              the next succeeding day that is a
                                              Business Day
                Initial Interest Rate:        5.5175%
                Interest Reset Period:        Monthly
                Interest Reset Dates:         Same as Interest Payment Dates
                Record Dates:                 15 days prior to each Interest
                                              Payment Date
                Interest Determination Date:  2 London Banking Days prior to each Interest Reset Date

 To the extent of any conflict between the terms of the Prospectus and this Pricing Supplement, this Pricing Supplement shall govern.

                           Credit Suisse First Boston

Optional Redemption by the Company

The Notes will be redeemable at the option of the Company, in whole, beginning on August 15, 1999 and on each Interest Payment Date thereafter, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on such Notes to the date of redemption.

Notice of Redemption

The Notes will be subject to redemption upon not less than fifteen Business Days prior notice mailed to each holder of Notes to be redeemed at its registered address by first-class mail. On and after the redemption date, interest will cease to accrue on Notes unless the Company defaults in the payment thereof.

Except as set forth above, the Notes will not be redeemable by the Company prior to maturity.


Rate of Interest

Each Note will bear interest from June 29, 1999, at the rate determined for each Interest Payment Period, in accordance with the Prospectus dated October 29, 1998 and the terms of this pricing supplement. Interest will be payable on each Interest Payment Date.

The Notes will bear interest at a floating rate, reset for each Interest Payment Period, at a per annum rate (the "Interest Rate") determined by Credit Suisse First Boston Corporation, or its successor appointed by the Company, acting as calculation agent (the "Calculation Agent") and in accordance with the procedures described in this pricing supplement and the Prospectus dated October 29, 1998.



                           Credit Suisse First Boston